AGREEMENT AND PLAN OF MERGER

by and among

WINNER HOLDING LIMITED,

WINNER ACQUISITION, INC,

and

winner medical group inc.

Dated as of July 24, 2012

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3.24	Investment Company	19
3.25	Nevada Takeover Statutes	20
3.26	Broker's Fees	20
3.27	No Other Representations or Warranties	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		20
4.1	Corporate Organization	20
4.2	Authorization	21
4.3	No Conflicts	21
4.4	Consents and Approvals	22
4.5	Operation and Ownership of Merger Sub	22
4.6	Legal Proceedings	22
4.7	Parent Information	22
4.8	Financing; Equity Rollover	22
4.9	Broker's Fees	24
4.10	Ownership of Shares	24
4.11	Vote/Approval Required	24
4.12	Certain Arrangements	24
4.13	Buyer Group Contracts	24
4.14	Solvency of Parent and the Surviving Corporation	24
4.15	Nevada Takeover Statutes	25
4.16	Non-Reliance on Company Estimates	25
4.17	No Other Representations or Warranties	25

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		26
5.1	Conduct of Business Prior to the Effective Time	26
5.2	Company Forbearances	26
5.3	Parent Forbearances	28

ARTICLE VI ADDITIONAL AGREEMENTS		28
6.1	Proxy Statement and Schedule 13E-3; Stockholder Approval	28
6.2	Reasonable Best Efforts	29
6.3	Access to Information	30
6.4	Indemnification; Advancement of Expenses; Exculpation and Insurance	30
6.5	Stock Exchange Delisting	32
6.6	Change of Recommendation	33
6.7	Notification of Certain Matters	36
6.8	Financing	36
6.9	Takeover Statutes	38
6.10	Resignations	38
6.11	Participation in Litigation	38
6.12	Publicity	38
6.13	Merger Sub	39
6.14	Actions Taken at Direction of Rollover Holders	39

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ARTICLE VII CONDITIONS PRECEDENT		39
7.1	Conditions to Each Party's Obligation To Effect the Merger	39
7.2	Conditions to Obligations of Parent and Merger Sub	39
7.3	Conditions to Obligations of the Company	40

ARTICLE VIII TERMINATION AND AMENDMENT		40
8.1	Termination	40
8.2	Effect of Termination	42
8.3	Fees and Expenses	42
8.4	Amendment	44
8.5	Extension; Waiver	44

ARTICLE IX GENERAL PROVISIONS		44
9.1	Nonsurvival of Representations, Warranties and Agreements	44
9.2	Notices	45
9.3	Interpretation	46
9.4	Severability	46
9.5	Entire Agreement	46
9.6	Governing Law; Jurisdiction	46
9.7	Assignment; Third Party Beneficiaries	47
9.8	Specific Performance	47
9.9	Confidentiality	48
9.10	WAIVER of jury trial	49
9.11	Counterparts	49

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INDEX OF DEFINED TERMS

	Section		Section

2010-2011 Company RSU	1.6(a)	Guarantor	Recitals
Affiliate	3.8	Holdco	1.6(b)
Agreement	Preamble	Indemnified Parties	6.4(a)
Alternative Transaction Proposal	6.6(g)(i)	Intellectual Property Rights	3.13
Articles of Merger	1.3	Judgment	3.9
Business Day	1.2	Knowledge	3.5
Buyer Group Contracts	4.13	Law	3.3(a)
Certificate	1.5(a)	Lender	4.8(a)
Change of Recommendation	6.6(d)	Liens	3.2
Closing	1.2	Material Adverse Effect	3.1(b)
Closing Date	1.2	Material Permits	3.11
Commitment Letter	4.8(a)	Merger	Recitals
Company	Preamble	Merger Consideration	1.5(a)
Company 2010-2011 RSU Plan	1.6(a)	Merger Sub	Preamble
Company 2010-2013 RSU Plan	1.6(b)	Merger Sub Common Stock	1.5(c)
Company 2012-2013 Incentive Plan	1.6(c)	NASDAQ	3.3(a)
Company Articles	3.1(a)	Nevada Secretary of State	1.3
Company Board	Recitals	Notice of Superior Proposal	6.6(e)
Company Board Recommendation	Recitals	NRS	Recitals
Company Bylaws	3.1(a)	Parent	Preamble
Company Common Stock	Recitals	Parent Material Adverse Effect	4.1
Company Contract	3.15(a)	Parent Termination Fee	8.3(c)
Company Plans	1.6(c)	Parties	Preamble
Company Preferred Stock	3.5	Paying Agent	2.1
Company SEC Reports	3.7(a)	Person	2.2(a)
Company Termination Fee	8.3(b)	Proceeding	3.1(a)
Confidential Information	9.9(c)	Proxy Statement	3.6
Contract	4.8(c)	Regulatory Approvals	3.6
Contribution Agreement	Recitals	Representatives	6.6(a)
D&O Premium	6.4(c)	Rollover Holders	Recitals
Effective Time	1.3	Rollover Shares	Recitals
Environmental Laws	3.21	SEC	3.6
Evaluation Date	3.17	Securities Act	3.7(a)
Exchange Act	3.7(a)	Solicited Person	6.6(a)
Exchange Fund	2.1	Special Committee	Recitals
Excluded Party	6.6(a)	Stockholder Approval	3.3(c)
Filings	3.6	Stockholders' Meeting	3.18
Financing	4.8(a)	Subsidiary	3.2
Financing Documents	4.8(a)	Superior Proposal	6.6(g)(ii)
GAAP	3.7(b)	Surviving Corporation	Recitals
Go-Shop Period End Date	6.6(a)	Termination Date	8.1(c)
Governmental Entity	3.6	Transaction Documents	9.9(c)
Guarantee	Recitals	Vested Company 2012-2013 Option	1.6(c)
Voting Agreement	Recitals

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AGREEMENT AND PLAN OF MERGER, dated as of July 24, 2012 (this "Agreement"), by and among Winner Holding Limited, a Cayman Islands exempted company with limited liability ("Parent"), Winner Acquisition, Inc., a Nevada corporation and a wholly owned, direct subsidiary of Parent ("Merger Sub"), and Winner Medical Group Inc., a Nevada corporation (the "Company" and, together with Parent and Merger Sub, the "Parties").

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the "NRS"), Merger Sub will merge with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger (sometimes referred to herein in such capacity as the "Surviving Corporation");

WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the special committee of the Company Board (the "Special Committee"), has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, and in the best interests of, the Company and its stockholders (other than Parent, Merger Sub and their Affiliates, the Rollover Holders (as defined below) and the directors of the Company), (b) adopted this Agreement and approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company approve this Agreement (the "Company Board Recommendation"), in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the board of directors of Merger Sub has approved and adopted this Agreement and recommended to Merger Sub's sole stockholder that it approve this Agreement in accordance with the NRS on the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain beneficial owners (the "Rollover Holders") of Company Common Stock (as defined below) are entering into a contribution agreement (the "Contribution Agreement") pursuant to which the Rollover Holders are agreeing, among other things, to contribute the shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") set forth on Exhibit A thereto owned by such Rollover Holders (the "Rollover Shares") to Parent immediately prior to the Effective Time of the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement in favor of Parent (the "Voting Agreement");

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Mr. Jianquan Li (the "Guarantor") is entering into a limited guaranty in favor of the Company to guarantee the due and punctual performance and discharge of certain obligations of Parent and Merger Sub under this Agreement (the "Guarantee");

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WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Effective Time, Merger Sub shall merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger.

1.2     Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Beijing time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 30th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China, on the second (2nd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver by the Party or Parties entitled to the benefits of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Special Committee (on behalf of the Company). The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." As used in this Agreement, the term "Business Day" shall mean any day other than Saturday, Sunday or a day on which banking institutions in New York, Nevada, Hong Kong or the PRC are authorized or obligated under applicable Law to be closed.

1.3     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date (Nevada time), the Parties shall file articles of merger (the "Articles of Merger") with respect to the Merger with the Secretary of State of the State of Nevada (the "Nevada Secretary of State"), in such form as is required by, and executed and acknowledged in accordance with the relevant provisions of the NRS, if any, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the NRS. The Merger shall become effective on the date and at the time that the Articles of Merger are duly filed with the Nevada Secretary of State or on such other date as Parent and the Company shall agree in writing that, in each case, shall be specified in the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

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1.4     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and in the relevant provisions of the NRS. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation, all as provided in the NRS and other applicable Laws of the State of Nevada.

1.5     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)     Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock to be cancelled pursuant to Section 1.5(b)) shall be converted into the right to receive an amount in cash equal to $4.50 (the "Merger Consideration"), without any interest thereon. All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.5(a) shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time, and each certificate (or evidence of shares in book-entry form) that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each such certificate or evidence, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(b)     Cancellation of Treasury Shares and Rollover Shares. Each share of Company Common Stock held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered with respect thereto. For the avoidance of doubt, the Rollover Shares contributed to Parent by the Rollover Holders pursuant to the Contribution Agreement immediately prior to the Effective Time shall not be converted into the right to receive the Merger Consideration.

(c)     Common Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

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1.6     Treatment of Options and Restricted Stock Units.

(a)     As of the Effective Time, each restricted stock unit of the Company pursuant to the Restricted Stock Unit Incentive Plan for the Fiscal Year 2010 – 2011 adopted by the Company Board on September 8, 2009 (the "Company 2010-2011 RSU Plan") that is then outstanding, whether vested or unvested (a “2010-2011 Company RSU”), shall become fully vested immediately prior to the Effective Time, and each such 2010-2011 Company RSU shall be treated as a share of Company Common Stock for all purposes of this Agreement.

(b)     As of the Effective Time, each restricted stock unit of the Company pursuant to the Restricted Stock Unit Incentive Plan for the Fiscal Years 2011-2013 adopted by the Company Board on October 6, 2011 (the “Company 2011-2013 RSU Plan”), whether vested or unvested, shall be cancelled and converted into the right to receive one restricted stock units of Glory Ray Holdings Limited (“Holdco”), in accordance with the terms and conditions set forth in a letter from Holdco to holders of such restricted stock units.

(c)     As of the Effective Time, each option to purchase Company Common Stock pursuant to the Equity Incentive Plan for the Fiscal Year 2012-2013 adopted by the Company Board on November 3, 2011 (the "Company 2012-2013 Incentive Plan," together with the Company 2010-2011 RSU Plan and the Company 2011-2013 RSU Plan, the "Company Plans") that is then outstanding and vested (a "Vested Company 2012-2013 Option") shall be cancelled and converted into the right to receive, net of any applicable withholding taxes, as soon as reasonably practicable after the Effective Time, cash in an amount equal to (i) the total number of shares of Company Common Stock subject to such Vested Company 2012-2013 Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per share of Company Common Stock issuable under such Vested Company 2012-2013 Option.

(d)      As of the Effective Time, each of the options to purchase Company Common Stock and restricted stock units of the Company pursuant to the Company 2012-2013 Incentive Plan that is then outstanding and unvested shall be cancelled and converted into the right to receive, as applicable, either (i) an option to purchase one ordinary share of Holdco or (ii) one restricted stock unit of Holdco, in accordance with the terms and conditions set forth in a letter from Holdco to holders of such options and restricted stock units.

(e)     The Company 2010-2011 RSU Plan shall terminate, and the Company 2011-2013 RSU Plan and Company 2012-2013 Incentive Plan shall be assumed by Holdco, in each case as of the Effective Time.

(f)     At or prior to the Effective Time, the Company shall take all actions reasonably necessary to (i) effect the measures contemplated by this Section 1.6, including the adoption of any plan amendments, obtaining the approval of the Company Board or a committee thereof, and/or obtaining any necessary employee consents and (ii) cause there to be no rights under the Company 2010-2011 RSU Plan, Company 2011-2013 RSU Plan or the Company 2012-2013 Incentive Plan to acquire Company Common Stock following the Effective Time.

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(g)     Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by this Section 1.6 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

1.7     Changes in Company Common Stock. If at any time during the period between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, readjustment or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted to reflect such change.

1.8     Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, each of the articles of incorporation and bylaws of the Surviving Corporation shall be amended in its entirety to read as the articles of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable Law, in each case except to the extent necessary to (a) comply with Section 6.5 and (b) reflect that the name of the Surviving Corporation shall be Winner Medical Group Inc. until thereafter amended as provided therein and by applicable Law.

1.9     Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Company as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1     Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer of immediately available funds (i) with a bank or trust company that is reasonably acceptable to the Company as may be designated by Parent at its own cost and expense (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock, immediately prior to the Effective Time (excluding any shares of Company Common Stock to be cancelled pursuant to Section 1.5(b)), cash in an amount sufficient for the Paying Agent to make payments under Sections 1.5(a) (such cash amount being hereinafter referred to as the "Exchange Fund") and (ii) in an account designated by Parent cash immediately available funds in an amount sufficient to make payments under Sections 1.6(a) and 1.6(b). The Paying Agent shall also act as the agent for the holders of shares of Company Common Stock for the purpose of holding the Certificates and shall obtain no rights or interests in the shares represented by such Certificates. The Exchange Fund shall, pending its disbursement to the holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that no such investment or losses shall affect the amounts payable to such holders and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment. Earnings from investments, subject to the immediately preceding proviso, shall be the sole and exclusive property of Parent and the Surviving Corporation; provided, further, that such investments shall be in short-term obligations of or guaranteed by the United States of America, in short-term commercial paper obligations rated A-l or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, deposit accounts with banks having a rating in high investment category granted by a recognized credit rating agency at the time of investment, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Except as contemplated by Section 2.4, the Exchange Fund shall not be used for any other purpose.

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2.2     Exchange Procedures.

(a)     Promptly after the Effective Time (but in no event later than five (5) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or other entity ("Person") who was at the Effective Time a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.5(a) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates that formerly evidenced the shares of Company Common Stock shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which shall have such customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form as the Company and Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal in exchange for the Merger Consideration (which instructions shall provide that, at the election of the surrendering holder, such Certificates (including, as applicable, any book-entry shares) may be surrendered and the Merger Consideration in exchange therefor collected by hand delivery), in each case in form and substance reasonably agreed to by Parent and the Company.

(b)     Upon (i) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (ii) receipt of an "agent's message" by the Paying Agent, as applicable, in the case of shares held in book-entry form, and such other documents as may be reasonably required by the Paying Agent and reasonably approved by Parent and the Company, the holder of such Certificate (including, as applicable, book-entry shares) shall be entitled to receive in respect of each share previously represented thereby cash in the amount of the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Sections 1.5(a) or 1.6(a).

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(c)     If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be an obligation of payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Paying Agent that such tax either has been paid or is not payable.

(d)     Until surrendered as contemplated by this Section 2.2, each Certificate (including, as applicable, book-entry shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in respect of the number of shares previously represented thereby. From and after the Effective Time, holders of Certificates (including, as applicable, book-entry shares) shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

2.3     Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or earnings from investments received with respect thereto) that remains undistributed to the holders of Company Common Stock (other than the Rollover Holders) twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand by the Surviving Corporation, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their respective claims for the Merger Consideration that may be payable upon due surrender of their Certificates, as determined pursuant to this Agreement (subject to abandoned property, escheat or other similar Laws), without any interest thereon and less any required withholding of taxes. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of a Certificate for Merger Consideration that was required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law and was so delivered.

2.4     Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock such amount as any of them reasonably determines in good faith are required to be deducted and withheld with respect to the making of such payments under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts (a) shall be paid over to the appropriate Governmental Entity by the Surviving Corporation, Parent or the Paying Agent, as the case may be, and (b) to the extent so paid over, shall be conclusively treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

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2.5     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement with respect to each share of Company Common Stock formerly represented by such Certificate; provided, however, the Surviving Corporation may, in its discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to the Surviving Corporation, or a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate alleged to have been lost, stolen or destroyed.

2.6     Transfer Books. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.5, if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company SEC Reports, other than disclosures in the Company SEC Reports contained in the "Risk Factors" and "Forward Looking Statements" sections or any other disclosures in the Company SEC Reports to the extent they are general, nonspecific, forward-looking or cautionary in nature, or (b) for any matters with respect to which Mr. Li has actual knowledge, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1     Organization and Qualification.

(a)     Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its articles of incorporation, bylaws or other equivalent organizational documents. Each of the Company and the Subsidiaries is duly qualified or licensed to conduct business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, as the case may be, would not reasonably be expected to result in a Material Adverse Effect, and no action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as deposition) ("Proceeding") has been instituted or to the Knowledge of the Company, threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification or licensing. True, complete and correct copies of the Articles of Incorporation of the Company as amended to date (the "Company Articles") and the Bylaws of the Company (the "Company Bylaws"), as in effect as of the date of this Agreement, have been publicly filed by the Company as part of the Company SEC Reports.

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(b)     As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company and its Subsidiaries, any circumstance, event, change, effect or development that, individually or in the aggregate together with all other circumstances, events, changes, effects or developments, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, liabilities, properties or business of the Company and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include circumstances, events, changes, effects or developments arising out of, relating to or resulting from (i) changes or modifications in GAAP or regulatory accounting requirements or changes in Laws (or interpretations thereof) applicable to the Company or any of its Subsidiaries, (ii) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates, (iii) changes in general business, economic, political or financial market conditions, (iv) changes in the financial, credit or securities markets in the United States, the PRC or any other country or region in the world, including changes in interest rates, credit availability, currency controls, foreign exchange rates and sovereign credit ratings, (v) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, including, without limitation, any stockholder litigation relating to this Agreement; (vi) the identity of, or any fact or circumstance relating to, Parent or Merger Sub or any of their respective “controlling person” (as such term is defined under Rule 405 under the Securities Act), (vii) any change in the price of the Company Common Stock or trading volume as quoted on NASDAQ (it being understood that the underlying cause of such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), (viii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters, epidemics or similar force majeure events; (ix) actions or omissions taken with the prior written consent or at the written request of the other Parties hereto or expressly required or permitted by this Agreement, (x) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (xi) any change or prospective change in the Company's credit ratings (it being understood that the underlying cause of such change or prospective change may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (xii) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, or (xiii) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing; provided, further, that in the case of the foregoing clauses (i), (ii) and (iii), the impact of such change, effect or occurrence is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

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3.2     Subsidiaries. All of the Subsidiaries of the Company are set forth in the Company SEC Reports. Except as disclosed in the Company SEC Reports, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions ("Liens"), and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid except as permitted under applicable Law, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities, except where the failure to own such shares free and clear would not reasonably be expected to have a Material Adverse Effect. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary. As used in this Agreement, the term "Subsidiary" means any entity in which the Company directly or indirectly, owns at least a majority of capital stock or holds at least a majority of equity or similar interest and shall, where applicable, include any subsidiary of the Company formed or acquired after the date hereof.

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3.3     Authorization, Special Committee and Fairness.

(a)     The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and, subject to the Stockholder Approval or as set forth in Section 3.6 (Consents and Approvals), the consummation by it of the Merger and other transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and, except for the Stockholder Approval, no further action is required on the part of the Company in connection therewith. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or the NASDAQ Global Market ("NASDAQ"), as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time ("Law").

(b)     The Special Committee is composed of three members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company's management. The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its stockholders (other than Parent, Merger Sub and their Affiliates, the Rollover Holders and the directors of the Company), (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) subject to the terms of this Agreement (including Section 6.6) resolved to make the Company Board Recommendation to the holders of Company Common Stock. The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement be submitted to the holders of Company Common Stocks for their approval.

(c)     The affirmative vote (in person or by proxy) of the holders of both (i) a majority of the outstanding shares of Company Common Stock and (ii) a majority of the outstanding shares of Company Common Stock not owned by Parent, Merger Sub or the Rollover Holders, at the Stockholders' Meeting or any adjournment or postponement thereof, in favor of the adoption of this Agreement (collectively, the "Stockholder Approval") are the only votes or approvals of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which are necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

3.4     No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated hereby in accordance with their terms do not and will not (a) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Articles or Company Bylaws, or the articles of incorporation, bylaws or other equivalent organizational documents of any Subsidiary of the Company, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien (other than any Liens created as a result of any actions by Parent or Merger Sub) upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (c) conflict with or result in a violation of any Law applicable to the Company or a Subsidiary, or by which any property or asset of the Company or a Subsidiary is bound or affected; except, in respect of clauses (b) and (c), for such conflict, breach, violation, default, loss, right or other occurrence which would not reasonably be expected to result in a Material Adverse Effect.

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3.5     Capitalization. The authorized capital stock of the Company consists of 247,500,000 shares of Company Common Stock and 2,500,000 shares of preferred stock, $0.001 par value per share ("Company Preferred Stock") of which, as of the date of this Agreement, (i) 24,371,872 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding; (ii) options to purchase 854,667 shares of Company Common Stock and 1,700,00 restricted stock units are granted and outstanding; and (iii) 854,667 shares of Company Common Stock are reserved for further issuance pursuant to the outstanding options of the Company and 1,700,000 shares of Company Common Stock are reserved for further issuance pursuant to the outstanding restricted stock units of the Company. Except as set forth in the Company SEC Reports or otherwise set forth herein, the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act. Except as disclosed in the Company SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Company Common Stock or Company Preferred Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Company Common Stock or Company Preferred Stock. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as disclosed in the Company SEC Reports, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company's capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company's stockholders. As used in this Agreement, the term "Knowledge" means the actual knowledge of Mr. Jianquan Li, Chairman and Chief Executive Officer of the Company, and Mr. Xiuyuan Fang, Chief Financial Officer of the Company.

3.6     Consents and Approvals. Assuming that the Filings and Regulatory Approvals referred to in Section 4.4 are duly made and obtained, as applicable, and except for (a) the filing with the United States Securities and Exchange Commission (the "SEC") of a Proxy Statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with adoption by the Company's stockholders of this Agreement and the transactions contemplated hereby (together with any supplements or amendments thereto, the "Proxy Statement") and a Schedule 13E-3, (b) the filing of the Articles of Merger with the Nevada Secretary of State pursuant to the NRS, (c) any Filings or Regulatory Approvals in connection with compliance with the rules of NASDAQ), and (d) such other Filings or Regulatory Approvals the failure of which to be made or obtained, as applicable, as would not reasonably be expected to have a Material Adverse Effect, no Filings with, or Regulatory Approvals from, any Governmental Entity are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. As used in this Agreement, the term "Governmental Entity" means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory, self-regulatory or enforcement authority or instrumentality, whether domestic, foreign or supranational, the term "Filings" means filings of applications, notices, petitions, filings, registrations, declarations, submissions and other documentation with any Governmental Entity, and the term "Regulatory Approvals" means permits, consents, approvals, authorizations, clearances, exemptions, nonobjections, waivers or orders from any Governmental Entity.

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3.7     Company SEC Reports; Financial Statements.

(a)     The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2010 (such documents, including the exhibits thereto and documents incorporated by reference therein, and to the extent publicly available via the SEC's EDGAR system, being collectively referred to herein as the "Company SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such Company SEC Reports prior to the expiration of any such extension. As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Report was amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Report was amended, then as of the date of effectiveness of such amendment), the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of the Company SEC Reports, as of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Report was amended, then as to the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Report was amended, then as of the date of effectiveness of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(b)     The consolidated financial statements of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC.

3.8     Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the Company SEC Reports to the date of this Agreement, except as specifically disclosed in a subsequent Company SEC Report filed prior to the date of this Agreement, or as expressly contemplated by this Agreement, (a) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (b) the Company has not incurred any liabilities (contingent or otherwise) in excess of $5,000,000 other than (i) liabilities incurred in the ordinary course of business consistent with past practice, (ii) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or disclosed in Filings made with the SEC, or (iii) liabilities that have been discharged or paid in full prior to the date of this Agreement, (c) the Company has not altered its method of accounting, (d) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (e) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to the Company Plans. The Company does not have pending before the SEC any request for confidential treatment of information. Except for the Merger or other transactions contemplated hereby or as disclosed in the Company SEC Reports, as of the date hereof no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their businesses, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities Laws that has not been publicly disclosed. For purposes of this Agreement, "Affiliate" means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

3.9     Legal Proceedings. Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's Knowledge, threatened in writing, Proceedings of any nature against the Company or any of its Subsidiaries or to which any of their material properties or assets is subject, that would reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, there is no material judgment, order, injunction or decree ("Judgment") (other than those of general application that apply to similarly situated companies) outstanding against the Company, any of its Subsidiaries or any of their material properties or assets.

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3.10     Compliance.      Except with respect to Tax Status and Environmental Matters (which are the subjects of Section 3.20 and 3.21, respectively), neither the Company nor any Subsidiary (i) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or Governmental Entity, or (iii) is or has been in violation of any statute, rule or regulation of any Governmental Entity, including without limitation, (A) any Law applicable to its business, (B) the Currency and Foreign Transactions Reporting Act of 1970, as amended, or any money laundering Laws, rules or regulations, and (C) any Laws, rules or regulations related to health or safety, including those relating to the regulation of hazardous substances; except for any such default or violation in respect of clauses (i), (ii) or (iii), which would not reasonably be expected to result in a Material Adverse Effect.

3.11     Regulatory Permits. Except as would not be reasonably expected to result in a Material Adverse Effect, the Company and the Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Company SEC Reports ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Material Permit.

3.12     Title to Assets. Except as would not be reasonably expected to result in a Material Adverse Effect, the Company and the Subsidiaries have valid land use rights for all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, (ii) Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties, (iii) mechanics', carriers', workmen's, repairmen's, materialmen's or other Liens or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings, (iv) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), (v) Liens imposed by applicable Law, (vi) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations, (vii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (viii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions such as record, zoning and building, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (ix) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement, (x) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber, and (xi) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)) with which the Company and the Subsidiaries are in compliance.

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3.13     Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the Company SEC Reports and which the failure to so have or would reasonably be expected to have a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Neither the Company nor any Subsidiary has received a written notice that any of the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the Intellectual Property Rights of any Person. To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. No Intellectual Property Rights owned by the Company or any Subsidiary is subject to any Liens, and any outstanding order, Judgment or decree restricting or limiting in any material respect the use or licensing thereof by the Company or any Subsidiary. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.14     Insurance. Except as would not be reasonably expected to result in a Material Adverse Effect, (i) the Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company deems adequate for the businesses in which the Company and the Subsidiaries are engaged and as is sufficient to comply with applicable Law, including, but not limited to, directors and officers insurance and (ii) neither the Company nor any Subsidiary is in breach or default, and neither the Company nor any Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.15     Contracts.

(a)     Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof. Each "material contract" of the type described in this Section 3.15(a) is referred to herein as a "Company Contract."

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(b)     Except as would not be reasonably expected to result in a Material Adverse Effect, (i) each Company Contract is valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)), and is in full force and effect, (ii) as of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Contract is in breach of or default under the terms of any Company Contract, and (iii) as of the date of this Agreement, to the Knowledge of the Company, the Company has not received any notice in writing from any person that such person intends to terminate any Company Contract.

3.16     Transactions With Affiliates and Employees. None of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K promulgated under the Exchange Act with the Company or any Subsidiary (other than for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, to the Knowledge of the Company, any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner other than for (a) payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) other employee benefits, including stock option agreements under any stock option plan of the Company.

3.17     Sarbanes-Oxley; Internal Accounting Controls. Since January 1, 2010 the Company has been in material compliance with all provisions of the United States Sarbanes-Oxley Act of 2002 which are applicable to it and the applicable listing and corporate governance rules and regulations of NASDAQ. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by the Company's most recently filed periodic report under the Exchange Act (such date, the "Evaluation Date"). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company's internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

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3.18     Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contained any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the meeting of stockholders for the purpose of considering and taking action upon this Agreement (the "Stockholders' Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

3.19     Opinion. The Special Committee and the Company Board have received the opinion of William Blair & Company, L.L.C. to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their Affiliates, and the Rollover Holders) pursuant to the Merger is fair, from a financial point of view, to holders of Company Common Stock, other than Parent, Merger Sub and their Affiliates, the Rollover Holders and the directors of the Company It is understood and agreed that such opinion may not be relied on by Parent or Merger Sub.

3.20     Tax Status. Except for matters that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and all such filed tax returns (taking into account all amendments thereto) are true, correct and complete in all material respects, and the Company and the Subsidiaries have complied with all applicable laws relating to the payment and withholding of all material amounts of tax and all material amounts of tax required to be withheld by the Company or any Subsidiary have been timely withheld and paid over to the appropriate Governmental Entity. The Company has no Knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary. The provisions for taxes payable, if any, shown on the financial statements filed with or as part of the Company SEC Reports are sufficient for all accrued and unpaid taxes, whether or not disputed, and for all periods to and including the dates of such consolidated financial statements. There are no Liens for material taxes (other than taxes not yet due and payable or taxes being contested in good faith) upon any of the assets of the Company or any Subsidiary.

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3.21     Environmental Matters. Except for matters that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, the Company and its Subsidiaries are in compliance with applicable Laws relating to (a) the protection of the environment, human health or natural resources, (b) the handling, use, disposal, release or threatened release of any hazardous substance and (c) pollution, contamination or any injury to Persons or property involving any hazardous substance ("Environmental Laws"). Neither the Company nor any Subsidiary has received from a Governmental Entity a request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state or foreign statute, or any written notification alleging that it is liable for any release or threatened release of hazardous substances at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise. Except as would not be reasonably expected to result in a Material Adverse Effect, there are no Proceedings pending before, or, to the Company's Knowledge, threatened in writing by, any Governmental Entity against the Company or its Subsidiaries relating to any noncompliance under Environmental Law and, to the Knowledge of the Company, there is no reasonable basis for any such Proceeding. There are no Judgments by or with any Governmental Entity which could reasonably be expected to result in any material liabilities or obligations under or in respect of any Environmental Law. Except as would not be reasonably expected to result in a Material Adverse Effect, to the Knowledge of the Company, there are no hazardous substances at any property (currently or formerly owned or leased or operated by the Company or any of its Subsidiaries) under circumstances which would reasonably be expected to result in liability to or claims against the Company or its Subsidiaries relating to any Environmental Law.

3.22     Foreign Corrupt Practices. Except as would not be reasonably expected to result in a Material Adverse Effect, neither the Company, nor any agent or other person acting on behalf of the Company, has violated in any material respect any provision of (a) any company contribution or bribery Laws, (b) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder or (c) any similar domestic or foreign Laws applicable to the Company.

3.23     OFAC. Except as would not be reasonably expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, representative, agent or Affiliate of the Company or any of its Subsidiaries is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.24     Investment Company. The Company is not, and is not an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

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3.25     Nevada Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.16, the Company has taken all necessary action to ensure that no provisions of the Nevada general corporate law relating to transactions with control parties would adversely affect the ability of the Company (assuming the Merger receives stockholder approval) to consummate the transactions contemplated by this Agreement, including the Merger (for the avoidance of doubt, no representation or warranty is made with respect to any actions taken by or required from Mr. Jianquan Li and his Affiliates).

3.26     Broker's Fees. None of the Company or any of its Subsidiaries nor any of their officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement, other than William Blair & Company, L.L.C., the fees and expenses of which will be paid by the Company.

3.27     No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Company, its Affiliates or their Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or their businesses, assets or properties, or with respect to any other information provided to Parent, Merger Sub, their Affiliates or their Representatives in connection with the transactions contemplated hereby. None of the Company, its Affiliates or their Representatives will have or be subject to any liability or indemnification obligation to Parent, Merger Sub, their Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons' use of, any such information, including any documents, projections, forecasts or other materials made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. The Company hereby acknowledges that Parent and Merger Sub make no representations or warranties except for the representations and warranties contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to the Company as follows:

4.1     Corporate Organization. (a) Each of Parent and Merger Sub is a corporation duly incorporated or otherwise organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its incorporation or organization and, except as would not have a Parent Material Adverse Effect, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing. Neither Parent nor Merger Sub is in violation or default of any of the provisions of its articles of incorporation, bylaws or other equivalent organizational documents. As used in this Agreement, the term "Parent Material Adverse Effect" means any circumstance, event, change, effect or development that, individually or in the aggregate, prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement on a timely basis, including the Merger (including the Financing).

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(b)     Parent has previously furnished to the Company a true and complete copy of the memorandum and articles of association of Parent and the articles of incorporation and bylaws of Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of its memorandum and articles.

(c)     Parent was formed solely for the purpose of engaging in the transactions contemplated hereby and has not conducted any business prior to the date of this Agreement and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations and will have no assets, liabilities or obligations of any nature, other than pursuant to this Agreement, the Financing Documents, the Contribution Agreement and the Voting Agreements. As of the date hereof, the duly authorized share capital of Parent consists of $50,000 divided into 50,000 Parent Shares of a nominal or par value of $1.00 per share. As of the date hereof, all of the issued and outstanding capital stock of Parent is beneficially owned by Mr. Li and his Affiliates. At the Effective Time, all of the issued and outstanding capital stock of Parent will be beneficially owned directly or indirectly by the Rollover Holders.

4.2     Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated hereby, have been duly authorized by all necessary action on the part of each of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub in connection therewith, subject in the case of consummation of the Merger to the filing of the Articles of Merger with the Nevada Secretary of State as required by NRS. The board of directors of each of Parent and Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of their stockholders, and has adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has approved to this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors' rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by any applicable Law.

4.3     No Conflicts. The execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the articles of incorporation, bylaws or other equivalent organizational documents of Parent or its Subsidiaries, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of Parent or Merger Sub or otherwise) or other understanding to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or (c) conflict with or result in a violation of any Law applicable to Parent or Merger Sub, or by which any property or asset of Parent or Merger Sub is bound or affected.

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4.4     Consents and Approvals. Except for Filings required under and compliance with the applicable requirements of the Exchange Act and the NRS, no Filings with, or Regulatory Approvals from, any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

4.5     Operation and Ownership of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations, other than pursuant to this Agreement. Parent owns, beneficially and of record, all of the outstanding shares of Merger Sub Common Stock, free and clean of all Liens.

4.6     Legal Proceedings. There is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent, Merger Sub or any of their respective Affiliates that would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent, Merger Sub or any of their respective Affiliates or their respective properties that would reasonably be expected to have a Parent Material Adverse Effect.

4.7     Parent Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of its Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.8     Financing; Equity Rollover.

(a)     Parent will have available at the Effective Time sufficient cash and cash equivalent resources, together with available Company cash, to consummate the transactions contemplated by this Agreement, including the Merger, and to pay all reasonable related fees and expenses, including legal, accounting, and advisory fees and expenses. Parent has delivered to the Company a true, complete and correct copy, as of the date hereof, of (i) an executed debt commitment letter (the "Commitment Letter") from DBS Bank Ltd., Hong Kong Branch (the "Lender") to Parent, pursuant to which the Lender has committed, subject to the terms and conditions thereof, to provide debt financing in the amount set forth therein (the "Financing"), and (ii) the executed Contribution Agreement. The Commitment Letter and Contribution Agreement shall be referred to as "Financing Documents" hereunder. (x) As of the date hereof, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent and Merger Sub, of the other parties thereto, and (y) the Contribution Agreement is in full force and effect and is a legal, valid and binding obligation of, Parent and the other parties thereto. The Commitment Letter has not and will not be amended or modified, except as consistent with Section 6.8, and the commitment contained in the Commitment Letter has not been withdrawn or rescinded in any respect as of the date hereof. The Contribution Agreement has not been and will not be amended or modified.

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(b)     No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under the Contribution Agreement or the Commitment Letter on the part of Parent or, to the knowledge of Parent and Merger Sub, any other parties thereto or that would otherwise excuse or permit the Lender or Mr. Li to refuse to fund their respective obligations under the Financing Documents to which it is a party. Subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof and the satisfaction of the conditions set forth in Sections 7.1 and 7.3 hereof, (i) neither Parent nor Merger Sub has any reason to believe that (x) it will be unable to satisfy on a timely basis each and every term or condition of closing to be satisfied by it in any of the Financing Documents on or prior to the Closing Date or (y) it will be in violation or default of any of the provisions of any of the Financing Documents, and (ii) the net proceeds contemplated by the Commitment Letter, together with available Company cash, will be sufficient for Parent and Merger Sub to pay the Merger Consideration in accordance with Section 1.5 and Section 1.6 and all reasonable related fees and expenses, including legal, accounting, and advisory fees and expenses, required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing. The Commitment Letter is not subject to any conditions or other contingencies other than as expressly set forth therein as in effect on the date hereof, and all commitments and other fees required to be paid under the Commitment Letter prior to the date hereof have been paid. There are no conditions precedent related to the contribution of Rollover Shares to Parent or issuance of new shares of Holdco contemplated by the Contribution Agreement other than as expressly set forth therein or contemplated thereby.

(c)     There are no side letters or other Contracts or arrangements (written or oral) related to the funding or investing, applicable, of the Financing other than as expressly set forth or contemplated in the Commitment Letter and this Agreement. There are no side letters or other Contracts or arrangements (written or oral) related to the contribution of Rollover Shares to Parent or issuance of new shares of Holdco other than as expressly set forth in or contemplated by the Contribution Agreement and this Agreement. As used in this Agreement, the term "Contract" means any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

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4.9     Broker's Fees. Neither Parent or any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement.

4.10     Ownership of Shares. Other than the Rollover Shares, neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock or holds any rights to acquire or vote any shares of Company Common Stock except pursuant to this Agreement and the Voting Agreement.

4.11     Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the transactions contemplated hereby, including the Merger. The approval of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement and the Merger and the other transactions contemplated hereby.

4.12     Certain Arrangements. Parent has disclosed to the Company all Contracts (a) between or among, Parent, Merger Sub, the Guarantor or any of their respective Affiliates, on the one hand, and any stockholder, member of the Company Board, officer or employee of the Company, on the other hand relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the ownership or operation of Parent, Merger Sub, the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different form or amount than the Merger Consideration. Other than the Voting Agreement and Contribution Agreement, there are no Contracts pursuant to which any stockholder of the Company has agreed to vote to approve the Merger or has agreed to vote against any Superior Proposal).

4.13     Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of: (a) the Contribution Agreement, and (b) the Voting Agreement (collectively, the "Buyer Group Contracts"), including all amendments thereto or modifications thereof. Other than the Buyer Group Contracts, there are no side letters or other oral or written Contract relating to the transactions contemplated hereby between two or more of the following persons: each of Parent, Merger Sub and the Guarantor or any of their respective Affiliates. Each of the Buyer Group Contracts shall be in full force and effect as of the date of the Agreement and is and shall remain a legal, valid and binding obligation of Parent and other parties thereto for so long as each of the Buyer Group Contracts is in full force and effect. Unless amended or modified with prior written consent of the Company, the Buyer Group Contracts have not been nor will they be amended or modified.

4.14     Solvency of Parent and the Surviving Corporation. Immediately following the Effective Time and after giving effect to the Merger and taking into account the financing and related transaction costs necessary in order to consummate the Merger, Parent, the Surviving Corporation and each of its Subsidiaries will not (a) be insolvent (either because their respective financial conditions are such that the sum of their debts is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their existing debts as such debts mature); (b) have unreasonably small capital with which to engage in the business of the Company as conducted immediately prior to the consummation of the Merger; or (c) have incurred debts beyond their ability to pay such debts as such debts become due, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their respective indebtedness, in each case after giving effect to the transactions contemplated by this Agreement.

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4.15     Nevada Takeover Statutes. Neither Parent nor Merger Sub has any reason to believe that any of the requirements or restrictions of the Nevada takeover laws would apply to prevent the consummation of any of the transactions contemplated hereby, including the Merger. Neither Parent nor Merger Sub is, or have been, the beneficial owner (as such term is defined in NRS 78.414) of ten (10)% or more of the total outstanding shares of Company Common Stock and, except as a result of the Contribution Agreement and Voting Agreement, neither Parent nor Merger Sub will acquire beneficial ownership of such shares of Company Common Stock until the Merger is consummated.

4.16     Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections, forecasts, plans and budgets for the business of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and, absent fraud or willful misconduct on the part of the Company, neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

4.17     No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub, their Affiliates or their respective Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to Parent or Merger Sub or their respective businesses, assets or properties, or with respect to any other information provided to the Company, its Affiliates or their respective Representatives in connection with the transactions contemplated hereby. None of Parent, Merger Sub, their Affiliates or their Representatives will have or be subject to any liability or indemnification obligation to the Company, its Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons' use of, any such information, including any documents, projections, forecasts or other materials made available in certain "data rooms" or management presentations in connection with the transactions contemplated by this Agreement.

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ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1     Conduct of Business Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement, as required by applicable Law or with the written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), during the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects and (b) use reasonable best efforts to maintain and preserve substantially intact its business organization and present business relationships with key customers and suppliers and keep available the services of current key officers and employees; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(a) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.2(a).

5.2     Company Forbearances.

(a)     During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly contemplated by or permitted by this Agreement or as required by applicable Law or a Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)     issue, sell, pledge, dispose, encumber, grant, or authorize any shares of Company Common Stock or any other capital stock of the Company or its Subsidiaries (other than in connection with the exercise of options to purchase Company Common Stock or restricted stock units outstanding on the date hereof on the terms in effect on the date hereof);

(ii)     (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or (B) directly or indirectly adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire any shares of its stock (other than repurchases of common stock in the ordinary course of business to satisfy obligations under equity incentive, deferred compensation, employee benefit plans or other similar plans or arrangements);

(iii)     sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties in excess of US$5,000,000, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business;

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(iv)     acquire (including by merger, consolidation or acquisition of stock or assets) all or any portion of the assets, business, deposits or properties of any other entity in excess of US$5,000,000 other than in the ordinary course of business;

(v)     amend or otherwise change the Company Articles or the Company Bylaws or amend or otherwise change the equivalent governing documents of any of the Subsidiaries of the Company;

(vi)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or as a result of a change in Law;

(vii)     grant any material increases in the compensation of any of its or its Subsidiaries' directors or executive officers, except as otherwise required by applicable Law;

(viii)     (A) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (B) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Plans except as permitted under Section 1.6, (C) enter into, terminate or materially amend any Company Plans (or any plan, program, agreement, or arrangement that would constitute a Company option or restricted stock unit plan if in effect on the date hereof) except as permitted under Section 1.6, (D) enter into any employment agreement with any officer or employee of the Company or any Subsidiary of the Company, (E) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or its Subsidiaries or any of their beneficiaries, or (F) issue or grant any options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Company Common Stock or Company Preferred Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Company Common Stock or Company Preferred Stock;

(ix)     incur or guarantee any long-term indebtedness for borrowed money;

(x)     enter into, terminate, modify or amend any Company Contract that calls for annual aggregate payments of US$5,000,000 or more with a term longer than one (1) year which cannot be terminated without material penalty upon notice of ninety (90) days or less, other than in the ordinary course of business; or

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(xi)     authorize or agree to take any of the actions prohibited by this Section 5.2(a).

(b)     Notwithstanding anything in Section 5.2(a) or otherwise in this Agreement to the contrary, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

5.3     Parent Forbearances. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly contemplated by or permitted by this Agreement or as required by applicable Law, Parent shall not, and shall not permit any of its Subsidiaries to, without the written consent of Special Committee (on behalf of the Company, which consent shall not be unreasonably conditioned, withheld or delayed), take, or agree to take, any action that would reasonably be expected to (a) adversely affect or materially hinder or delay the ability of Parent or Merger Sub to obtain any requisite Regulatory Approvals or to perform its covenants and agreements under this Agreement or (b) result in any of the conditions to effect the Merger becoming incapable of being satisfied or (c) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1     Proxy Statement and Schedule 13E-3; Stockholder Approval.

(a)     Subject to Section 6.6, promptly following the date hereof, the Company shall, with the assistance and cooperation of Parent and Merger Sub, prepare and cause to be filed with the SEC the Proxy Statement relating to the Stockholders' Meeting and the Company and Parent shall jointly prepare and cause to be filed with the SEC the Schedule 13E-3. Each of the Company and Parent shall, and shall cause its Subsidiaries and Representatives to, provide such information specifically for inclusion or incorporation by reference in the Proxy Statement and Schedule 13E-3 as may be necessary or appropriate so that, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting or filed with the SEC (as applicable), the Proxy Statement and Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Parties shall use its reasonable best efforts so that the Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to Parent, Merger Sub or the Company or any of their respective Affiliates, officers or directors should become known to Parent, Merger Sub or the Company which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company agrees to promptly (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement or Schedule 13E-3 and of any request by the SEC for amendments of, or supplements to, the Proxy Statement or Schedule 13E-3, and (ii) provide Parent with copies of all written correspondence between such Party and the SEC with respect to the Proxy Statement and Schedule 13E-3. Prior to filing or mailing (as applicable) the Proxy Statement and Schedule 13E-3 (or any amendment of supplement thereto), or responding to any comments from the SEC with respect thereto, Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, Schedule 13E-3 and any proposed responses to any SEC comments or communications, and the Company shall consider all additions, deletions or changes suggested thereto by Parent and its counsel in good faith. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement and Schedule 13E-3 as promptly as reasonably practicable.

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(b)     Subject to Section 6.6, as promptly as reasonably practicable after the Proxy Statement and Schedule 13E-3 shall have been cleared by the SEC, the Company shall (i) establish a record date for, duly call, give notice of, convene and hold the Stockholders' Meeting and (ii) mail a Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders' Meeting; provided that the Company shall not be required to mail the Proxy Statement on or before the Go-Shop Period End Date. Subject to Section 6.6(d), the Company shall include in the Proxy Statement the Company Board Recommendation that the Company's stockholders adopt this Agreement and use its reasonable best efforts to obtain Stockholder Approval.

6.2     Reasonable Best Efforts.

(a)     The Parties shall cooperate with each other, and shall cause each of their respective Subsidiaries or Representatives to, as the case may be, (i) promptly prepare and file all Filings with Governmental Entities that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including the Merger); and (ii) use its reasonable best efforts promptly to (A) obtain all Regulatory Approvals of all Governmental Entities, and to comply with the terms and conditions thereof, including (1) consulting and cooperating with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of such Party in connection with proceedings relating to or arising out of such transactions; (2) providing the other Party prior notice of any proposed substantive communication, or any proposed understanding, undertaking or agreement, with any Governmental Entity relating to such transactions or any investigations or other inquiries relating thereto, and not participating independently in any meeting, engaging in any such substantive communication or furthering any such understanding, undertaking or agreement without giving the other Party prior notice thereof and, unless prohibited by such Governmental Entity, a reasonable opportunity to participate therein; and (3) keeping the other Party fully apprised of the status of matters relating to completion of such transactions; and (B) take, or cause to be taken, all actions, and do, or cause to be done, all other things necessary, proper or advisable under applicable Law or otherwise consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable (and, in any event, by no later than the Termination Date). Each Party shall furnish all information reasonably required for any Filing to be made pursuant to this Section 6.2 and shall have the right to review in advance, and each will consult the other on, in each case subject to applicable Laws relating to the confidentiality of information, all of the information relating to such Party or any of its Subsidiaries or Representatives, or otherwise relating to the transactions contemplated by this Agreement, that appears in any such Filing made with, or other written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.

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(b)     No Party shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the request of any Governmental Entity without the consent of the other Parties to this Agreement.

6.3     Access to Information.

(a)     From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1, upon reasonable written notice and subject to applicable Laws relating to the confidentiality of information or requirements of Governmental Entities, the Company shall, and shall cause each of its Subsidiaries to, afford Parent's Representatives reasonable access, during normal business hours, upon reasonable advance notice in writing, to all of its properties, books, contracts, commitments, analyses, projections, plans and records, and, during such period, each of Parent and the Company shall, and shall cause its Subsidiaries to, make available to the other Party (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the other Party may reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company, nor Parent, nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client or other privilege of such Party or such Subsidiaries, (ii) contravene any applicable Law or requirements of Governmental Entities or binding agreement entered into prior to the date of this Agreement, (iii) be reasonably likely to result in antitrust difficulties for the Company (or any of its Affiliates), or (iv) to the extent the Company determines in good faith, disclose trade secrets of the Company or its Subsidiaries.

6.4     Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a)     Parent shall, and shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under benefit plans of the Company and its Subsidiaries (collectively, the "Indemnified Parties"), as provided in the Company Articles or the Company Bylaws (or equivalent organizational documents of the Company's Subsidiaries) or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent shall cause the articles of incorporation and bylaws and indemnification or similar agreements of the Surviving Corporation (or any successor) to contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions than are set forth as of the date of this Agreement in the Company Articles and the Company Bylaws and indemnification or similar agreements in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification shall be required by applicable Law.

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(b)     Without limiting the provisions of Section 6.4(a), following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, jointly and severally indemnify and hold harmless each Indemnified Party, and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law); provided that if required by applicable Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation and its other Subsidiaries not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties covered by such Proceeding from all liability arising out of such Proceeding, and does not include an admission of fault or wrongdoing by any Indemnified Party, and the Surviving Corporation shall cooperate in the defense of any such matter.

(c)     Except as provided below, for at least six (6) years after the Effective Time, (i) Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect, on terms and conditions no less advantageous to the Indemnified Parties, or any other Person entitled to the benefit of this Section 6.4, as applicable, than, the existing directors' and officers' liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering, without limitation, claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of two hundred and fifty percent (250%) of the aggregate annual premiums currently paid by the Company on an annualized basis (the "D&O Premium"), but in such case shall purchase as much of such coverage as possible for such amount); and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may, following consultation with Parent, purchase a six (6) year "tail" prepaid policy on such terms and conditions (provided that the premium for such "tail" policy shall not exceed an amount equal to the D&O Premium), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.4(c).

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(d)     The obligations of Parent and the Surviving Corporation and its other Subsidiaries under this Section 6.4 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party, or any other Person entitled to the benefit of this Section 6.4, to whom this Section 6.4 applies, without the consent of the affected Indemnified Party or such other Person, as the case may be. If Parent or the Surviving Corporation or any of their respective Subsidiaries or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to and assume all of the obligations set forth in this Section 6.4.

(e)     The provisions of this Section 6.4 shall survive the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation and their respective Subsidiaries, and are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each other Person entitled to the benefit of this Section 6.4, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.5     Stock Exchange Delisting. Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

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6.6     Change of Recommendation.

(a)     Notwithstanding any other provision of this Agreement to the contrary, from the date of this Agreement until 11:59 p.m. New York City time on the date which is forty (40) days after the date of this Agreement (the "Go-Shop Period End Date"), the Company and its Subsidiaries and their respective directors, officers, employees, advisors, representatives or agents (collectively, "Representatives") shall have the right (acting under the direction of the Special Committee) to directly or indirectly (i) initiate, solicit and encourage Alternative Transaction Proposals from any third Party, including by way of public disclosure and by way of providing access to non-public information to any Person (each a "Solicited Person") pursuant to one or more customary confidentiality agreements containing terms at least as restrictive with respect to such Solicited Person as the terms contained in Section 9.9 are with respect to Parent; provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that it has provided to any Solicited Person given such access which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Alternative Transaction Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations. The Company shall immediately cease any discussions with any Person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected, to lead to an Alternative Transaction Proposal, except as otherwise expressly provided in Sections 6.6(b) and 6.6(c). The Company agrees that, after the Go-Shop Period End Date until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1 hereof, it shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly induce an Alternative Transaction Proposal; (ii) provide any material non-public information concerning the Company or its Subsidiaries to any Person in connection with an Alternative Transaction Proposal; or (iii) engage in any discussions or negotiations with any third Party concerning an Alternative Transaction Proposal. Notwithstanding the foregoing, the Company may take and continue to take any of the actions described in Section 6.6(a) and, subject to Section 6.6(d), from and after the Go-Shop Period End Date with respect to any Solicited Person that, prior to the Go-Shop Period End Date, has made a bona fide Alternative Transaction Proposal that the Company Board and the Special Committee determines in good faith (after consultation with the Company's outside financial and legal advisors) no later than the Go-Shop Period End Date, constitutes or would reasonably be expected to result in a Superior Proposal (each such Solicited Person, an "Excluded Party"). Immediately after the Go-Shop Period End Date, other than with respect to Persons who at the Go-Shop Period End Date are Excluded Parties, the Company agrees that it shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any third party conducted heretofore with respect to any Alternative Transaction Proposal (except with respect to the transactions contemplated by this Agreement).

(b)     Notwithstanding anything to the contrary contained in Section 6.6(a), in the event that, from the Go-Shop Period End Date to the receipt of Stockholder Approval, the Company receives an unsolicited written Alternative Transaction Proposal, then the Company may take the following actions:

(i)     contact the Person who has made such Alternative Transaction Proposal to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such Alternative Transaction Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

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(ii)     furnish information concerning the Company and its Subsidiaries to the Person making such Alternative Transaction Proposal (and its respective Representatives) pursuant to a customary confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms contained in Section 9.9 are with respect to Parent; and

(iii)     engage in discussions or negotiations (including, as a part thereof, making counterproposals) with such Person (and its Representatives) with respect to such Alternative Transaction Proposal; provided, however, that the Company shall promptly (and in any event, within twenty-four (24) hours) provide or make available to Parent any material non-public information concerning the Company or any of the Subsidiaries that is provided to the Person making such Alternative Transaction Proposal or its Representatives which was not previously or concurrently provided or made available to Parent;

provided that prior to taking any action described in Section 6.6(b)(ii) or Section 6.6(b)(iii) above, the Special Committee shall have determined in good faith (after consultation with the Company's outside financial and legal advisors) that such Alternative Transaction Proposal constitutes or could reasonably be expected to result in a Superior Proposal.

(c)     Following the Go-Shop Period End Date, the Company shall promptly (and in any event within thirty-six (36) hours) advise Parent, orally or in writing, of (i) any Alternative Transaction Proposal, (ii) any initial request for non-public information concerning the Company or any of its Subsidiaries related to, or from any Person or group who would reasonably be expected to make an Alternative Transaction Proposal or (iii) any initial request for discussions or negotiations related to any Alternative Transaction Proposal, in each case of this clause (i), (ii) and (iii) received after the Go-Shop Period End Date, and in connection with such notice, provide the material terms and conditions thereof and the identity of the Person making such Alternative Transaction Proposal or request. The Company shall keep Parent informed in all material respects of the status and details (including material amendments to the terms thereof) of such Alternative Transaction Proposal or request received after the Go-Shop Period End Date.

(d)     Except as otherwise provided in this Agreement, the Company Board shall not (i) (A) withdraw (or modify in a manner adverse to Parent and Merger Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent and Merger Sub), the Company Board Recommendation or (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Alternative Transaction Proposal (any action in this clause (i) being referred to as a "Change of Recommendation") or (ii) adopt, approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement constituting or related to, or that would reasonably be expected to result in, any Alternative Transaction Proposal (other than a confidentiality agreement referred to in Section 6.6(a)(i)). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of Stockholder Approval, (A) if the Special Committee determines in good faith (after consultation with the Company's outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Company Board, acting upon the unanimous recommendation of the Special Committee, may make a Change of Recommendation and terminate this Agreement in accordance with Section 8.1(d)(ii); and (B) if the Company Board determines in good faith (after consultation with the Company's outside financial and legal advisors) that an Alternative Transaction Proposal which did not result from a breach of Section 6.6(b) constitutes a Superior Proposal, then the Company may enter into a definitive written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 8.1(d)(ii).

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(e)     The Company shall not be entitled to effect a Change of Recommendation or terminate this Agreement as permitted under Section 6.6(d) unless (i) the Company has provided written notice (a "Notice of Superior Proposal") at least five (5) Business Days in advance to Parent and Merger Sub advising Parent that the Company Board intends to make a Change of Recommendation or enter into a definitive written agreement with respect to such Superior Proposal, as applicable, and specifying the reasons therefor, including in the case of a Superior Proposal the terms and conditions of such Superior Proposal that is the basis of the proposed action by the Company Board (including the identity of the third party making the Superior Proposal and any financing materials related thereto, if any), (ii) with respect to an Alternative Transaction Proposal received after the Go-Shop Period End Date, the Company has provided a Notice of Superior Proposal to Parent, and during the five (5) Business Day period following Parent's and Merger Sub's receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing Documents so that such Superior Proposal ceases to constitute a Superior Proposal; and (iii) following the end of the five (5) Business Day period, the Company Board and the Special Committee shall have determined in good faith, taking into account any changes to this Agreement and the terms of the Financing proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.6(f); provided that references above in this Section 6.6(f) to five (5) Business Days shall be change to references to three (3) Business Days.

(f)     Nothing in this Agreement shall restrict the Company from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable Law; provided that, subject to the Company's right under Section 6.6(d), the Company Board shall expressly reaffirm the Company Board Recommendation in such disclosure.

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(g)     As used in this Agreement, the following terms shall have the following meanings:

(i)     As used in this Agreement, the term "Alternative Transaction Proposal" means any proposal or offer made by any Person (other than Parent, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of fifteen percent (15%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute fifteen percent (15%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

(ii)     As used in this Agreement, the term "Superior Proposal" means a written Alternative Transaction Proposal (provided that for purposes of this definition, references to "fifteen percent (15%)" in the definition of Alternative Transaction Proposal shall be deemed to be references to "fifty percent (50%)") on terms which the Company Board and Special Committee determines in good faith (after consultation with the Company's outside legal and financial advisors) to be more favorable to the Company's stockholders from a financial point of view than the terms of this Agreement (taking into account such factors as the Company Board deems appropriate, including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and to be reasonably capable of being consummated on the terms proposed.

6.7     Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, or could have a Parent Material Adverse Effect, and (b) any Proceedings commenced or, to such Party's Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Affiliates which relate to this Agreement or the transactions contemplated hereby.

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6.8     Financing.

(a)     Parent and Merger Sub shall each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter. Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall, subject to prior written consent of the Special Committee (on behalf of the Company), which consent shall not be unreasonably withheld, have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter, any definitive agreements with respect to the Financing pursuant to the Commitment Letter, and/or alternative financing for all or any portion of the Financing pursuant to the Commitment Letter from the same and/or alternative financing sources; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or such definitive agreements that amends the Financing pursuant to the Commitment Letter and/or substitution of all or any portion of the Financing pursuant to the Commitment Letter shall not (i) reduce the aggregate amount of Financing, together with available Company cash, below the amount required to consummate the Merger, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (iv) adversely impact the ability of Parent or Merger Sub to enforce their respective rights against the other parties to the Financing Documents. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement, modification or waiver. In addition, Parent and Merger Sub shall use their respective commercially reasonable efforts to (A) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter, or on other terms reasonably acceptable to Parent and not in violation of this Section 6.8(a), (B) satisfy on a timely basis all conditions in the Commitment Letter that are within its control, (C) consummate the Financing in an amount, together with available Company cash, that is sufficient to fund the Merger Consideration at or prior to the Effective Time and (D) enforce its rights under the Commitment Letter. In the event that all conditions to funding under the Financing Documents have been satisfied, Parent and Merger Sub shall use their respective commercially reasonable efforts to cause the Lender to fund the Financing required to consummate the transactions contemplated under this Agreement, including the Merger in accordance with the terms of this Agreement (including taking enforcement actions to cause such Persons to provide such financing). For purposes of this Section 6.8, references to “Financing” shall include the financing contemplated by the Financing Documents as permitted in the case of the Commitment Letter, to be amended, replaced or supplemented by this Section 6.8(a) and references to “Financing Documents” and “Commitment Letter” shall include such documents as permitted to be replaced, amended or supplemented by this Section 6.8(a). In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, (x) Parent shall promptly notify the Company and use its commercially reasonable efforts to arrange to obtain alternative financing from the same or alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent), as promptly as practicable following the occurrence of such event, (y) the term “Commitment Letter” in this Section 6.8 shall be deemed to include any new financing commitment entered into with respect to obtaining such alternative financing, as well as any modified commitment letters entered into in accordance with this Section 6.8 and (z) the obligations under this Section 6.8 shall apply equally to any such alternative financing (including any new financing commitment). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the alternative financing. Parent shall promptly notify the Company of any material breach or default (or any other breach or default that could reasonably be expected to adversely affect the timely availability of the Financing to be provided by the Commitment Letter in any material respect) of which Parent or Merger Sub has become aware by any party to the Commitment Letter or any written notice, proposal or other communication by any financing party named in a Commitment Letter to withdraw, repudiate or terminate such Commitment Letter.

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(b)     Parent shall use its reasonable best efforts to consummate the transactions contemplated by the Contribution Agreement immediately prior to the Closing on the terms and conditions described in the Contribution Agreement and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Contribution Agreement that would reasonably be expected to (in the Special Committee’s good faith judgment) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

6.9     Takeover Statutes. If any takeover statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Parties shall use their reasonable best efforts (a) to take all action necessary so that no takeover statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such takeover statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

6.10     Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

6.11     Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to such Party’s Knowledge, threatened against such Party which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent's prior written consent (such consent not to be unreasonably conditioned, withheld or delayed).

6.12     Publicity. Each of the Company, Parent and Merger Sub, to the extent reasonably practicable, shall consult with the other prior to issuing any press release or making other similar public disclosures with respect to this Agreement, the Merger or the other transactions contemplated hereby and prior to making any Filings with any Governmental Entity with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such Party's securities are listed or traded, in which case the Party required to make the release or other similar public disclosure or filing shall consult with each other Party to the extent practicable. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form heretofore agreed to by the Parties.

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6.13     Merger Sub. Parent will take all actions reasonably necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

6.14     Actions Taken at Direction of Rollover Holders. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article VI hereof, if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of the Company that is a Rollover Holder without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

ARTICLE VII

CONDITIONS PRECEDENT

7.1     Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the Parties to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permissible under applicable Law) by Parent and the Company prior to the Effective Time of the following conditions:

(a)     Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)     No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2     Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction, or waiver (to the extent permissible under applicable Law) by Parent, at or prior to the Effective Time, of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Company (i) set forth in Sections 3.1 (Organization and Qualification), 3.3 (Authorization, Special Committee and Fairness), 3.5 (Capitalization) and 3.8 (Material Changes; Undisclosed Events, Liabilities or Developments) shall be true and correct in all respects and (ii) set forth in each other Section or subsection of this Agreement shall be true and correct in all respects, except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, in the case of clause (i) and (ii) both as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) and disregarding for this purpose all qualifications or limitations set forth in any representations or warranties as to "materiality," "Material Adverse Effect" and words of similar import. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect.

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(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)     No Material Adverse Effect. Since the date hereof, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

7.3     Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver (to the extent permissible under applicable Law) by the Company at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects both as of the date of this Agreement and as of the Effective Time except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect, as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) and disregarding for this purpose all qualifications or limitations set forth in any representations or warranties as to "materiality," "Parent Material Adverse Effect" and words of similar import. The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

(b)     Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approval:

(a)     by the mutual written agreement of the Company and Parent duly authorized by their boards of directors (in the case of the Company, acting upon the unanimous recommendation of the Special Committee);

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(b)     by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued a final order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in or materially contributed to such denial of approval, order, injunction or decree;

(c)     by either the Company or Parent if (i) the Merger shall not have been consummated on or before July 24, 2013 (as may be extended pursuant to this Section 8.1(c), the "Termination Date"); provided that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in or materially contributed to the failure of the Closing to occur by such date; or (ii) the Stockholders' Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approval contemplated by this Agreement shall not have been obtained;

(d)     by the Company, if:

(i)     Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has given rise to or would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to the Company if it is then in material breach of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)     (A) the Company Board has effected a Change of Recommendation and authorized termination of this Agreement or (B) the Company enters into a definitive written agreement with respect to a Superior Proposal after (x) complying with the applicable provisions of Section 6.6(d) and (y) paying to Parent the Company Termination Fee payable pursuant to Section 8.3(b); or

(iii)     if (A) all the conditions to Closing set forth in Section 7.1 and Section 7.2 have been waived or satisfied (other than those conditions that by their nature are to be satisfied at Closing) and (B) Parent and Merger Sub fail to complete the Closing within two (2) Business Days following the date the Closing should have occurred; or

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(e)     by Parent, if:

(i)     the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has given rise to or would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) of this Agreement and (B) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided, however, that the right to terminate this Agreement under this Section 8.1(e)(i) shall not be available to Parent (1) if it is then in material breach of its representations, warranties, covenants or agreements set forth in this Agreement or (2) to the extent Mr. Li has actual knowledge of, any breach of representation or warranty by the Company on or prior to the date of this Agreement; or

(ii)     the Company Board effects a Change of Recommendation or failed to include the Company Board Recommendation in the Proxy Statement.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), or (e) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.2, specifying the provision or provisions hereof pursuant to which such termination is being effected.

8.2     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of their respective Representatives shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated hereby, except that (a) Sections 6.3(b), 6.12, 8.2 and 8.3 and Article IX shall survive any termination of this Agreement, and (b) no Party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

8.3     Fees and Expenses.

(a)     Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

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(b)     In the event that (i) the Company terminates this Agreement pursuant to Section 8.1(d)(ii) or (ii) (A) prior to the Stockholders' Meeting, any Person shall have made an Alternative Transaction Proposal, which proposal has been publicly disclosed and not withdrawn, and thereafter the Company or Parent terminates this Agreement pursuant to Section 8.1(c)(i) without the Stockholder Approval having been obtained or Section 8.1(c)(ii), and (B) within twelve (12) months after such termination, such Alternative Transaction Proposal shall have been consummated or any definitive written agreement with respect to such Alternative Transaction Proposal shall have been entered into; or (iii) Parent terminates this Agreement pursuant to Section 8.1(e)(ii), then the Company shall pay Parent a fee in the amount of US$1,500,000 (the "Company Termination Fee") no later than five (5) Business Days after such termination, in the case of a termination described in clause (i) or (iii) above, or upon the consummation of such transaction, in the case of a termination described in clause (ii) above, except that in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) in connection with a Superior Proposal received by the Company on or before the Go Shop Period End Date, the "Company Termination Fee" shall mean a fee in the amount of $750,000. For the purposes of the foregoing, the term "Alternative Transaction Proposal" shall have the meaning assigned to such term in Section 6.6(g)(i) except that the references to "fifteen percent (15%)" shall be deemed to be references to "fifty percent (50%)." Notwithstanding the foregoing, in no event shall the Company be required to pay the Company Termination Fee (x) on more than one (1) occasion or (y) if, at the time this Agreement is terminated, this Agreement could have been terminated by the Company pursuant to Section 8.1(d)(i). The Parties agree that the payment of the Company Termination Fee shall constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy available to the Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable and, upon payment of the Company Termination Fee, that the Company (and its Subsidiaries and their Representatives) shall have no further liability to Parent (or its Subsidiaries or any of their Representatives) hereunder; provided that nothing in this Section 8.3(b) shall limit Parent’s rights under Section 9.8.

(c)     In the event that the Company terminates this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(iii), then Parent shall pay a termination fee to the Company in an amount equal to $1,800,000 (the "Parent Termination Fee") no later than five (5) Business Days after such termination. The Parties agree that the payment of the Parent Termination Fee shall constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable and, upon payment of the Parent Termination Fee, that Parent (and its Subsidiaries, including Merger Sub, and their Representatives) shall have no further liability to the Company (or its Subsidiaries or Representatives) hereunder; provided that nothing in this Section 8.3(c) shall limit the Company’s rights under Section 9.8.

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(d)     The payments of the Company Termination Fee and the Parent Termination Fee contemplated by Sections 8.3(b) and 8.3(c), respectively, shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of taxes. The Company and Parent acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Party would enter into this Agreement and the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 8.3 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement. In the event that either Party fails to pay when due any amounts payable under this Section 8.3, then such Party shall (i) reimburse the other Party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) pay to the other Party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4     Amendment. Subject to the applicable provisions of the NRS, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, with the approval of the boards of directors of the Parties at any time; provided, however, that (a) in the case of the Company, each of the Company Board and Special Committee have approved such amendment in writing, and (b) after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which changes the Merger Consideration or adversely affects the rights of the Company's stockholders hereunder or is otherwise required under any applicable Law to be approved by such stockholders without, in each case, the approval of such stockholders.

8.5     Extension; Waiver. At any time prior to the Effective Time, any Party may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption having been obtained. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 1.5 (Effect on Capital Stock), Section 1.6 (Treatment of Options and Restricted Stock Units), Section 2.2 (Exchange Procedures), Section 6.3 (Access to Information), 6.4 (Indemnification; Advancement of Expenses; Exculpation and Insurance), 8.2 (Effect of Termination) and this Article IX, and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

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9.2     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to the Company, to:

Winner Medical Group Inc.
Winner Industrial Park, Bulong Road, Longhua
Shenzhen 518109, People’s Republic of China
Attention: General Counsel
Facsimile: +86 75528134588

with a copy to:

Winston & Strawn LLP
42nd Floor, Bank of China Tower
1 Garden Road, Central, Hong Kong
Attention: Simon Luk
Facsimile: +852 2292 2200

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP
c/o Cleary Gottlieb Steen & Hamilton (Hong Kong)
39th Floor, Bank of China Tower
1 Garden Road, Central, Hong Kong
Attention: Megan Tang
Facsimile: +852 2160 1088

(b)	if to Parent or Merger Sub, to:

c/o Winner Medical Group Inc.
Winner Industrial Park, Bulong Road, Longhua
Shenzhen 518109, People’s Republic of China
Attention: Jianquan Li
Facsimile: +86 75528134588

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with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue

Beijing 100004 China

Attention:	Peter X. Huang
Facsimile:	+86 10 6535 5577

All such notices and other communications shall be deemed properly delivered, given and received (i) upon receipt when delivered personally, (ii) upon confirmation of receipt when delivered by facsimile, (iii) one Business Day after being sent by express courier service, or (iv) three Business Days after being sent by registered or certified mail, return receipt requested.

9.3     Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits , such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereby," "herewith," "hereto" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

9.4     Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5     Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Contribution Agreement, the Guarantee and the Voting Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

9.6     Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law principles, except that matters relating to the fiduciary duties of the Company Board and matters related to the effectuation of the Merger shall be governed by the Laws of the State of Nevada. The Parties agree that any Proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York. Each of the Parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

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9.7     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. The Parties hereby agree that this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, other than Section 6.4 (Indemnification; Advancement of Expenses; Exculpation and Insurance) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.8     Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. Accordingly, each of Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York, this being in addition to any other remedy to which such party is entitled at Law or in equity. The Company hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Notwithstanding anything herein to the contrary, it is explicitly agreed that the right of the Company to obtain an injunction, specific performance or other equitable remedies to prevent breaches of this Agreement shall be limited to seeking an injunction, specific performance or other equitable remedies to enforce Parent’s obligation to cause the Lender to fund the Financing at the Effective Time but only in the event that (a) all the conditions in Section 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived, (b) the Financing (or, if alternative financing is being used in accordance with Section 6.8, pursuant to the commitments with respect thereto) has been funded in accordance with the terms of the Commitment Letter or the Lender has confirmed in writing that the Financing will be funded at the Closing in accordance with the terms of the Commitment Letter and (c) the Company has irrevocably confirmed that if the Financing (and any alternative financing, if applicable) is funded, then it would take such actions that are within its control to cause the consummation of the transactions contemplated by this Agreement to occur. For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee under Section 8.3(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing and payment of all or any portion of the Parent Termination Fee.

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9.9     Confidentiality

(a)     Prior to and during the term of this Agreement, each Party has disclosed or may disclose to the other Party Confidential Information. Subject to Section 9.9(b), unless otherwise agreed to in writing by the disclosing Party, the receiving Party shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any Person other than the receiving Party’s Representatives or, in the case of Parent as the receiving Party, the Lender and Representatives of each of the receiving Party and the Lender, in each case, (A) who are actively and directly participating in the consummation of the transactions contemplated by this Agreement and other Transaction Documents or who otherwise need to know the Confidential Information for the transactions contemplated by this Agreement and other Transaction Documents and (B) whom the receiving Party will cause to observe the terms of this Section 9.9, and (ii) not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement and other Transaction Documents. Each Party acknowledges that such Party shall be responsible for any breach of the terms of this Section 9.9 by such Party or its Representatives and each Party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(b)     In the event that the receiving Party or any of its Representatives or, in the case of Parent as the receiving Party, the Lender or Representatives of each of the receiving Party and the Lender, is requested pursuant to, or required by, Law to disclose any the Confidential Information, the receiving Party will provide the disclosing Party with prompt notice of such request or requirement in order to enable the disclosing Party to seek an appropriate protective order or other remedy (and if the disclosing Party seeks such an order, the receiving Party will provide such cooperation as the disclosing Party shall reasonably request), to consult with the receiving Party with respect to the disclosing Party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 9.9. In the event that such protective order or other remedy is not obtained, or the disclosing Party waives compliance, in whole or in part, with the terms of this Section 9.9, the receiving Party or its Representative will disclose only that portion of the Confidential Information that the receiving Party is advised by counsel is legally required to be disclosed and will use such disclosing Party’s best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

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(c)     As used in this Agreement, the term “Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one Party or any of its Affiliates to the other Party or any of its Affiliates, concerning the disclosing Party’s business, financial condition, proprietary technology, research and development and other confidential matters, including without limitation, any confidential or proprietary information provided under this Agreement, any other Transaction Documents, or any of the exhibits or schedule attached hereto. Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives in violation of this Section 9.9 or other obligation of confidentiality, (ii) was available to the receiving Party on a nonconfidential basis prior to its disclosure by the disclosing Party or the disclosing Party’s Representatives, or (iii) becomes available to the receiving Party on a nonconfidential basis from a Person (other than the disclosing Party or the disclosing Party’s Representatives) who is not prohibited from disclosing such information to the receiving Party by a legal, contractual or fiduciary obligation to the disclosing Party or any of the disclosing Party’s Representatives. As used in this Agreement, the term “Transaction Documents” means the Buyer Group Contracts and the Guarantee.

9.10     WAIVER of jury trial. each of parent, merger sub and the company hereby irrevocably and unconditionally waives any right such party may have to trial by jury in any litigation directly or indirectly arising out of or relating to this agreement or any documents or instruments referred to in this agreement, the transactions contemplated hereby or thereby, or the actions of parent, merger sub or the company in negotiation, administration, performance and enforcement of this agreement.

9.11     Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WINNER HOLDING LIMITED

By:	/s/ Jianquan Li
Name:	Jianquan Li
Title:	Director

WINNER ACQUISITION, INC.

By:	/s/ Jianquan Li
Name:	Jianquan Li
Title:	Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WINNER MEDICAL GROUP INC.

By:	/s/ Wenzhao Liang
Name:	Wenzhao Liang
Title:	Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]